Exhibit 97.1

GREENBROOK TMS INC.

CLAWBACK POLICY

1.	Purpose

Greenbrook TMS Inc. (the “Corporation”) strives to maintain a culture that emphasizes trust, integrity and accountability. In adopting this Clawback Policy (the “Policy”), the Board intends to assist the Corporation in maintaining this culture, supporting the Corporation’s Code of Conduct and reinforcing the Corporation’s pay for performance compensation philosophy.

2.	Definitions

In this Policy, the following terms have the following meanings:

“Accounting Restatement” means any accounting restatement of the annual or interim financial statements of the Corporation required as the result of the correction of a material error due to material noncompliance with any financial reporting requirement under United States federal securities laws, including any required accounting restatement to correct a material error in the Corporation’s previously-issued financial statements, or to avoid a material misstatement if the error were corrected in the current period or left uncorrected in the current period;

“Accounting Restatement Date” means the date on which the Corporation is required to prepare an Accounting Restatement (such date as determined by the U.S. Clawback Rules);

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person, including any partner, member, shareholder or other equity holder of such Person or manager, director, officer or employee of such Person.  For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings;

“Board” means the board of directors of the Corporation;

“Code of Conduct” means the Corporation’s Code of Conduct approved by the Board on February 9, 2021, as amended from time to time;

“Committee” means the Compensation Committee of the Board or such other committee of the Board as designated by the Board from time to time to administer the Policy;

“Conduct Clawback” means recovery and repayment of Recoverable Compensation from a Covered Individual when the Corporation is required to prepare a Conduct Restatement;

“Conduct Restatement” means the restatement of the annual or interim financial statements of the Corporation required as a result of the correction of a material error or non-compliance with any financial reporting requirements under applicable securities Law;

“Covered Compensation” means compensation granted, vested or earned in respect of annual bonus and under incentive plans (whether in the form of cash or equity-based awards, including without limitation, stock options, restricted share units and performance share units);

“Covered Individuals” means (i) current and former Executive Officers, and (ii) any other employees of the Corporation or its subsidiaries as determined from time to time by the Board;

“Effective Date” means (i) with respect to an Accounting Restatement, October 2, 2023 and (ii) with respect to a Conduct Restatement, May 6, 2021;

“Erroneously Awarded Compensation” means the amount of Incentive-Based Compensation received that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts in connection with an Accounting Restatement and must be computed without regard to any taxes paid and otherwise in accordance with the U.S. Clawback Rules;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“Executive Officer” means, for the Corporation and any of its subsidiaries, an individual who is or was (i) a chair, vice-chair or president, (ii) a chief executive officer or chief financial officer, (iii) a vice-president in charge of a principal business unit, division or function including sales, finance or production, (iv) performing a policy-making function in respect of the Corporation or any of its subsidiaries, or (v) any other person that would be considered an “executive officer” of the Corporation within the meaning of the U.S. Clawback Rules. For clarity, in applying a Restatement Clawback, “Executive Officer” will include any person who served as an Executive Officer at any time during the performance period for the Incentive-Based Compensation subject to such Restatement Clawback;

“Financial Reporting Measure” means measures that are determined and presented in accordance with the accounting principles used in preparing the Corporation’s financial statements, and any measures that are derived wholly or in part from such measures, including stock price and total shareholder return;

“Foreign Law” means the Law of any jurisdiction excluding the Province of Ontario and the federal laws of Canada;

“Incentive-Based Compensation” means any compensation to any Executive Officer that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure;

“Law” means, as applicable with respect to any Person, each law, statute, code, regulation, rule, treaty, ordinance, order, judgment, writ, decree, award, injunction, or other legal requirement of any governmental entity or self-regulatory body, including, without limitation, any applicable securities regulation, stock exchange rule or employment or tax law or regulation (including, for clarity, the U.S. Clawback Rules);

“Misconduct” means (i) a material breach by a Covered Individual of the Code of Conduct, (ii) the gross negligence, fraud, theft, dishonesty or willful misconduct by a Covered Individual, or (iii) a Covered Individual’s conviction of or plea of guilty or nolo contendere to a criminal offence or a statutory offence involving moral turpitude, each as determined by the Board;

“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

“Recoverable Compensation” means, as calculated or reasonably estimated by the Board in its sole discretion, (i) in connection with Misconduct that results in a  Conduct Restatement, Covered Compensation granted to, vested or earned by a Covered Individual in respect of the two most recently completed fiscal years of the Corporation prior to the Conduct Restatement, which is in excess of the Covered Compensation which ought to have been granted, vested or earned based on the Conduct Restatement, and (ii) in connection with any other Misconduct, Covered Compensation granted to, vested or earned by a Covered Individual in respect of the two most recently completed fiscal years of the Corporation prior to the date on which the Corporation becomes aware of the Misconduct, and in the case of each of (i) and (ii) all such amounts shall be after giving effect to any deduction or payment for personal income taxes or withholdings required by Law;

“Restatement Clawback” means recovery and repayment of Erroneously Awarded Compensation from an Executive Officer when the Corporation is required to prepare an Accounting Restatement; and

“U.S. Clawback Rules” means Section 10D of the Exchange Act, Rule 10D-1 issued thereunder, Listing Rule 5608 of the corporate governance rules of National Association of Securities Dealers Automated Quotations (NASDAQ), and any other listing standards of the national securities exchange on which the Corporation’s securities are listed to implement Rule 10D-1 under the Exchange Act.

3.	Application of Policy

Covered Compensation received by Covered Individuals and Incentive-Based Compensation received by Executive Officers on or after the applicable Effective Date will be subject to the terms of this Policy, as amended from time to time, and subject to any adjustment required by Law (including Foreign Law) applicable to a Covered Individual, an Executive Officer, and/or the Corporation. An individual may be treated as both a Covered Individual and an Executive Officer for purposes of this Policy and may be subject to both a Restatement Clawback and a Conduct Clawback, but the Board will make good faith efforts to avoid duplication of recovery or repayment.

A copy of this Policy will be made available promptly following the Effective Date to all Persons who are Covered Individuals and/or Executive Officers on the applicable Effective Date, and to all Persons who subsequently become Covered Individuals and/or Executive Officers at the time of their hire, promotion or reclassification, as applicable, promptly following such event, as well as in connection with the grant of any compensation subject to this Policy. The Board may require that any employment agreement, equity award agreement or similar agreement entered into with a Covered Individual or an Executive Officer after the applicable Effective Date require, as a condition to the grant of any benefit thereunder, such Covered Individual’s or Executive Officer’s agreement to abide by, and/or Covered Compensation to be subject to, the terms of this Policy.

4.	Accounting Restatement

In the event the Corporation is required to prepare an Accounting Restatement, the Board will review all Incentive-Based Compensation received by Executive Officers (a) after beginning service as an Executive Officer, (b) during the three completed fiscal years immediately preceding the applicable Accounting Restatement Date (as well as during any transition period specified in the U.S. Clawback Rules), (c) while the Company has a class of securities listed on a U.S. national securities exchange, and (d) after the U.S. Clawback Rules became effective.. Incentive-Based Compensation is deemed “received” in the fiscal period during which the Financial Reporting Measure specified in the applicable Incentive-Based Compensation is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period. If the Board determines that an Executive Officer received any Erroneously Awarded Compensation in connection with an Accounting Restatement, the Corporation shall, reasonably promptly after the Accounting Restatement Date, seek recoupment from such Executive Officer of all such Erroneously Awarded Compensation, subject to the exceptions set forth below in Section 5 (if applicable). Any appropriate method may be used for recouping Erroneously Awarded Compensation hereunder.

The amount of Erroneously Awarded Compensation shall be calculated in accordance with the U.S. Clawback Rules. For Incentive-Based Compensation based on the Corporation’s stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement: (i) the amount of Erroneously Awarded Compensation must be based on a reasonable estimate of the effect of the Accounting Restatement on the Corporation’s stock price or total shareholder return upon which the Incentive-Based Compensation was received; and (ii) the Corporation must maintain documentation of the determination of that reasonable estimate and provide such documentation to the applicable U.S. stock exchange.

5.	Mandatory Recoupment of Erroneously Awarded Compensation

The Corporation must recover any Erroneously Awarded Compensation unless the Compensation Committee of the Board (or in its absence, a majority of the independent directors serving on the Board) determines that any of the impracticality exceptions set forth in the U.S. Clawback Rules are available.

The Corporation’s obligation to recover Erroneously Awarded Compensation is not dependent on if or when the restated financial statements for the Accounting Restatement have been filed.

Recoupment of Erroneously Awarded Compensation due to an Accounting Restatement will be made on a “no fault” basis, without regard to whether any misconduct occurred or whether any Executive Officer is responsible for the noncompliance that resulted in the Accounting Restatement.

6.Conduct Restatement

(a)

Restatement Compensation Recovery: If a Covered Individual engages in Misconduct that results in a Conduct Restatement and in the Covered Individual having received Recoverable Compensation, the Corporation shall be entitled, at the sole and absolute discretion of the Board, to require the forfeiture or repayment of all or a portion of the Covered Individual’s Recoverable Compensation.

(b)

Misconduct Compensation Recovery: If a Covered Individual engages in Misconduct, the Corporation shall be entitled, at the sole and absolute discretion of the Board, to require the forfeiture or repayment of all or a portion of the Covered Individual’s Recoverable Compensation.

The Corporation shall be entitled to trigger a compensation recovery under either or both (a) and (b) above for any Covered Individual with respect to a particular triggering event. However, any Recoverable Compensation to be forfeited or repaid under (a) may not also be subject to forfeiture or repayment under (b).

7.	Enforcement of Compensation Recovery

The application and enforcement of this Policy to recoup Recoverable Compensation or Erroneously Awarded Compensation, as applicable, may include (to the fullest extent permitted by Law), in the Board’s sole and absolute discretion and without limitation, the following:

(a)	forfeiture or cancellation of any or all unpaid or unvested Recoverable Compensation or Erroneously Awarded Compensation, as applicable;
(b)	recoupment of the value of any or all Recoverable Compensation or Erroneously Awarded Compensation, as applicable, previously paid;
(c)	recoupment of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards;
(d)

the right of offset against any amounts otherwise payable by the Corporation or any of its subsidiaries to the Covered Individual or Executive Officer (as applicable), to the extent permitted by applicable employment standards legislation and other Law;

(e)

not paying or granting future compensation or equity awards to the Covered Individual or Executive Officer (as applicable) to which such Covered Individual or Executive Officer might otherwise be contractually or legally entitled; and

(f)	any other remedial and recovery action permitted by Law.
8.	Administration

This Policy shall be administered by the Board, which shall have all powers and discretion necessary or appropriate to administer the Policy and to control its operation, including, but not limited to, the power to (i) identify any Covered Individuals and/or Executive Officers, (ii) adopt any rules and make all determinations necessary, appropriate or advisable for the administration, interpretation, application and enforcement of the Policy as are consistent therewith, and interpret, amend or revoke any such rules, (iii) make all determinations with respect to Misconduct, Recoverable Compensation and/or Erroneously Awarded Compensation, (iv) correct any defects or omissions or reconcile any ambiguities or inconsistencies in the Policy, (v) decide all disputes arising in connection with the Policy and to otherwise supervise the administration of the Policy, and (vi) adopt such procedures and sub-policies as are necessary or appropriate to properly administer the Policy with respect to Covered Individuals and/or Executive Officers located in or subject to Foreign Law. It is intended that this Policy be interpreted in a manner consistent with the requirements of Law applicable to the Corporation and its securities from time to time.

Any determinations made by the Board shall be in its sole and absolute discretion and final, conclusive and binding upon the Corporation and all Persons affected hereunder.

The Board may, in its discretion, consider such factors as it deems relevant in making its interpretations, determinations and actions under the Policy, including, without limitation, the recommendations or advice of such attorneys, consultants, accountants or other advisors as it may select.

The Board may, from time to time, delegate to the Committee all or any of the rights or responsibilities of the Board under this Policy, subject to the U.S. Clawback Rules.

9.	Amendment

The Board reserves the right to modify or amend, in whole or in part, any or all of the provisions of this Policy, at any time and from time to time.  Any amendment to this Policy shall only apply with respect to compensation granted, awarded or earned on or after the effective date of such amendment; provided, that an amendment to this Policy shall apply with retroactive effect to the extent required under Law, as determined by the Board. The Board may terminate this Policy at any time.

10.	Other Rights

Any forfeiture or recoupment rights under this Policy are in addition to, and not in lieu of, (i) any other remedies or rights that might be available to the Corporation pursuant to the terms of any employment agreement, equity award agreement, or any similar agreement between the Corporation or any of its Affiliates and a Covered Individual or Executive Officer (as applicable), and (ii) any other legal remedies available to the Corporation. The Board intends that this Policy will be construed broadly and applied to the fullest extent of the Law.

11.	Further Reference to U.S. Clawback Rules

This Policy shall be qualified in all respects by reference to the U.S. Clawback Rules. To the extent there is a conflict between this Policy and the U.S. Clawback Rules, or any interpretive question arises hereunder, the U.S. Clawback Rules shall control.

12.	No Indemnification

The Corporation shall not indemnify any Covered Individual or Executive Officer against the loss of any incorrectly awarded Covered Compensation or Incentive-Based Compensation.

Any members of the Board who assist in the administration of this Policy will not be personally liable for any action, determination or interpretation made with respect to this Policy and will be fully indemnified by the Corporation to the fullest extent under applicable law and Corporation policy with respect to any such action, determination or interpretation. The foregoing sentence will not limit any other rights to indemnification of the members of the Board under applicable law or Corporation policy.

13.	Successors

This Policy shall be binding and enforceable against all Covered Individuals and Executive Officers and their respective beneficiaries, heirs, executors, administrators or other legal representatives.

14.	Section 409A

Notwithstanding anything herein to the contrary, the Board may not implement the recoupment of any Covered Compensation with respect to any Covered Individual or any Erroneously Awarded Compensation with respect to any Executive Officer, as applicable, pursuant to this Policy by offset from or reduction of any amount that is payable and/or to be provided to such Covered Individual or Executive Officer (as applicable) and that is considered “non-qualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), except to the extent permitted without penalty under Section 409A.